FULUCAI ANNOUNCES APPOINTMENT OF
CHIEF EXECUTIVE OFFICER AND DIRECTOR

Calgary, Alberta (Marketwire–July 29, 2013) Fulucai Productions Ltd. (OTCQB:FCPS) (“Fulucai” or the "Company") announces the appointment of Mohammad (Mo) Fazil to the Board of Directors and as Chairman of the Board of Directors and Chief Executive Officer.

On July 23, 2013, Mr. Robert Thayer resigned as the Chief Executive Officer of the Company and Mo Fazil was appointed as Chief Executive Officer, a director of the Company and Chairman of the Board.

Mr. Fazil was an investment advisor in Canada from November 1994 to July 2013.   From October 2012 to July 22, 2013 he was a Vice President of PI Financial Corp. From November 2010 to October 2012 he was with Union Securities Ltd. (Union was acquired by PI Financial Corp in October 2012.   From July 2004 to October 2010 Mo was at Mackie Research Capital.  At all of these investment dealers Mo sourced international companies seeking financing, listing and or mergers in the Canadian market.  His duties also included sourcing international corporate and institutional investors for Canadian and overseas investments and companies from the UAE, Nigeria, Norway, US, UK, Indonesia, China, and Hong Kong.   He also advised and developed “going public” transactions/strategies with concurrent equity focused financing via a CPC and Reverse Takeover model for companies on the TSX Venture Exchange and Canadian Stock Exchange.   His duties included structuring and the completion of Initial Public Offerings and Capital Pool Companies utilizing the TSX Venture Exchange’s CPC Program.  He advised individual retail clients on complete investment strategies incorporating equities and fixed income.
Mr. Fazil attended Mount Royal College and the University of Calgary majoring in Economics.

Mr. Fazil will assist the Company in evaluating its current business and in sourcing and identifying other potential business opportunities for the Company.

Mr. Fazil is not an officer or director of any other reporting issuers.

ON BEHALF OF THE BOARD
/s/Mohammad (Mo) Fazil
Mohammad Fazil
Chief Executive Officer

For information contact:
Mr. Mohammad Fazil
T: 403-613-7310

Disclaimers
 Except for statements of historical fact, this news release contains certain “forward-looking information” within the meaning of applicable securities laws. Forward-looking information is frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words, or statements that certain events or conditions “may” occur. Forward-looking information in this news release includes, but is not limited to, statements regarding expectations of management regarding the expiry of hold periods attached to the securities issued in settlement of debts as described in this news release. Although the Company believes that the expectations reflected in the forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks and uncertainties that may cause actual results, performance or developments to differ materially from those contained in the statements including, without limitation, the risk that the hold period on the shares may not expire as expected. Other than as required by law, the Company does not intend to update the forward-looking information contained in this news release.